Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

KushCo Holdings, Inc.

Garden Grove, CA

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the KushCo Holdings, Inc. 2016 Stock Incentive Plan, of our report, dated November 28, 2018, except for the effects of the restatement discussed in Note 2 to such financial statements as to which the date is April 11, 2019, with respect to the consolidated financial statements of KushCo Holdings, Inc., included in KushCo Holdings, Inc.’s Annual Report (Form 10-K/A), as amended by Amendment No. 1 for the years ended August 31, 2018 and 2017, filed with the Securities and Exchange Commission.

/s/ RBSM LLP

Larkspur, CA

April 24, 2019